Exhibit 99.2

Flagstone Re Announces Completion of Re-Domestication of Holding Company from Bermuda to Luxembourg

LUXEMBOURG, May 18, 2010 (BUSINESS WIRE) --Flagstone Reinsurance Holdings, S.A. (NYSE:FSR) announced today that it has completed the previously announced change in the company’s corporate domicile from Bermuda to Luxembourg.

The re-domestication became official following the completion of legal formalities in Bermuda and Luxembourg. The re-domestication was previously approved by Flagstone’s shareholders at the Annual General Meeting held on May 14th, 2010.

Flagstone’s common shares continue to trade on the New York Stock Exchange under the symbol “FSR” and on the Bermuda Stock Exchange under the symbol “FSR BH”. Flagstone continues to be registered with the SEC and prepare its financial statements in U.S. dollars and in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses. Flagstone Réassurance Suisse has received “A-” financial strength ratings from both A.M. Best and Fitch Ratings, and “A3” ratings from Moody’s Investors Service. Island Heritage and Flagstone Reinsurance Africa have received “A-” financial strength ratings from A.M. Best.

The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”. Additional financial information and other items of interest are available at the Company’s website located at www.flagstonere.com.

SOURCE: Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303